                                   EXHIBIT 8



                                 May 24, 2001



Board of Directors:
------------------
Lamar Capital Corporation
401 Shelby Speights Drive
Purvis, Mississippi 39475

Board of Directors:
------------------
Hancock Holding Company
One Hancock Plaza
2510 14th Street
Gulfport, Mississippi 39501

     Re: The Federal Income Tax Consequences of Certain Matters Arising Under the Corporate Reorganization Provisions of the Internal Revenue Code of 1986, As Amended

Gentlemen:

     You have requested our opinion regarding the federal income tax consequences of the proposed merger of Lamar Capital Corporation ("Lamar") with and into Hancock Holding Company ("Hancock"). The merger of Lamar with and into Hancock is hereinafter referred to as the "Merger," which is more fully described herein. Unless otherwise noted, the capitalized terms herein shall have the same meaning ascribed to such terms in that certain Agreement and Plan of Merger by and among you, dated as of February 21, 2001 (the "Merger Agreement"). This opinion is rendered in satisfaction of the closing condition described in Section 9.2.d. of the Merger Agreement.

     We have examined and are familiar with the Merger Agreement, the Proxy Statement/Prospectus of Hancock and Lamar dated May 29, 2001 regarding the proposed transactions, certain financial statements of the parties to the proposed Merger, and such other documents as we have deemed sufficient to enable us to express our informed opinion. In rendering this opinion we have relied not only on such documents but also on the representations and statements of the parties to the proposed Merger, some of which are stated in the Certificates dated ___________, 2001, attached hereto as Exhibits "A" and "B", regarding certain matters addressed in this opinion, and the following factual information supplied by the parties to the proposed Mergers.

               I.  BACKGROUND FACTS CONCERNING CORPORATE PARTIES

A.   Hancock Holding Company
     -----------------------

     Hancock Holding Company was incorporated in 1984 under the laws of the State of Mississippi for the primary purpose of acting as a bank holding company for Hancock Bank, Gulfport, Mississippi ("Hancock Bank MS"), a national banking association, and Hancock Bank of Louisiana ("Hancock Louisiana"). Hancock is registered as a bank holding company with the Federal Reserve System.

     Hancock has an authorized capital structure consisting of 75,000,000 shares of voting common stock with a par value of $3.33 per share (the "Hancock Common Stock"), and pursuant to the Merger Agreement has agreed to amend the Hancock Articles of Incorporation to authorize 50,000,000 shares of 8% Convertible Voting Preferred Stock, Series A, par value $20.00 per share. As of May 18, 2001, Hancock had 10,755,037 shares of Common Stock issued and outstanding and no preferred stock outstanding. Hancock is a publicly held company with over 5,556 shareholders of record as of May 18, 2001, and its stock is currently traded on the Nasdaq Stock Market.

     Hancock and its subsidiaries are engaged only in the general banking business and activities closely related to banking, as authorized by the banking laws of the United States and the regulations issued pursuant thereto.

     The books of account of Hancock are maintained on a calendar year basis and Hancock computes its income under the accrual method of accounting. Hancock is the parent of an affiliated group that, for federal income tax purposes, includes, among other entities, Hancock Bank MS and Hancock Louisiana.

B.   Lamar Capital Corporation
     -------------------------

     Lamar is a Mississippi corporation incorporated in 1986 for the primary purpose of acting as a bank holding company. Lamar is the parent of three (3) wholly owned subsidiaries that engage in the offering of a broad line of banking and financial products and services. The subsidiaries are Lamar Bank ("Lamar Bank"), a state chartered commercial bank; Southern Financial Services, Inc. ("Southern"), a consumer finance company; and Lamar Data Solutions, Inc. ("LDS"), a company providing data processing, disaster recovery, and other professional consulting services to community banks.

     The authorized capital stock of Lamar consists of 50,000,000 shares of Lamar Common Voting Stock. At the close of business on May 18, 2001, there were 4,307,207 shares of Lamar Common Voting Stock ("Lamar Common Stock"). Lamar is a publicly held company with over 350 shareholders of record as of May 18, 2001, and its stock is currently traded on the Nasdaq Stock Market.

     Lamar's books of account are maintained on a calendar year basis and Lamar computes its income under the accrual method of accounting.

                   II.  BUSINESS REASONS FOR AND DESCRIPTION
                            OF THE PROPOSED MERGERS

A.   Lamar's Reasons for the Merger.
     ------------------------------

     In reaching its decision that the Merger Agreement is in the best interests of Lamar and its shareholders, the Board of Lamar considered a number of factors in addition to the financial terms, including, but not limited to the following:
(1) Lamar's and Hancock's respective earnings and dividend records, financial conditions, historical stock prices and managements; (2) the market for Lamar Bank's services and the competitive pressures existing in Lamar Bank's market area; (3) the outlook for Lamar and Lamar Bank in the financial institutions industry; (4) the amount and type of consideration to be received by Lamar shareholders; (5) the fact that Hancock stock is more widely held and more actively traded and should provide Lamar shareholders with more liquidity than is currently available to them; (6) recent changes in the regulatory environment will result in Lamar and Lamar Bank facing additional competitive pressures in Lamar Bank's market area from other financial institutions with greater financial resources capable of offering a broad array of financial services; (7) the opinion of Morgan Keegan & Company, Inc. as to the fairness of the exchange ratio; and (8) the fact that the Merger is expected to qualify as a tax-free reorganization so that neither Lamar nor Lamar's shareholders (except to the extent that cash is received as (a) cash payment, (b) in respect of fractional shares, or (c) in payment of statutory dissenters' appraisal rights) will recognize any gain due to the Merger.

B.   Hancock's Reasons for the Merger.
     --------------------------------

     The Hancock Board of Directors believes that by expanding Hancock's customer base into the Hattiesburg area the Merger should enhance Hancock's earnings capacity by enabling it to deliver products and provide services to that enlarged customer base, and by permitting cost savings through consolidation of operations. In addition, the Hancock Board of Directors believes that the combination of Hancock and Lamar will allow Hancock and Lamar to increase overall efficiency and take advantage of economies of scale in several areas. In evaluating the Merger, the Hancock Board of Directors considered a variety of factors, including the respective results of operations, financial condition and prospects of Hancock and Lamar; the compatibility and complimentary nature of the respective businesses and managerial philosophies of Hancock and Lamar; and the relative prices paid in recent acquisitions of financial institutions.

C.   Description of Proposed Merger.
     ------------------------------

     The proposed Merger will be structured in accordance with the preceding statements of background facts, the Merger Agreement, the laws of the State of Mississippi and the United States, the representations of the parties to the transactions, and the following descriptions:

     1.   The Merger.  Pursuant to the Merger Agreement, Lamar will merge with
          -----------
          and into Hancock pursuant to the laws of the State of Mississippi. Hancock will be the surviving corporation. On the Effective Date of the Merger, (i) each outstanding share of Lamar Common Stock (except shares as to which statutory appraisal rights are exercised) will be converted into either .55 shares of Hancock Series A Preferred Stock or the right to receive $11.00 in cash. Under a formula set forth in the Merger Agreement, no more than forty-nine percent (49%) and no less than thirty percent

          (30%) of the total shares of Lamar Common Stock may be exchanged for cash. If the total number of shares for which cash consideration has been effectively elected (together with the shares of Lamar common stock for which dissenters rights have been asserted) is more than 49% of the total outstanding shares of Lamar common stock, then the amount of cash given to the shareholders electing to receive cash consideration will be reduced so that the amount of cash consideration being paid is as nearly equal as possible to 49% and Preferred Stock will be given instead. If the total number of shares for which cash consideration has been effectively elected (together with the shares of Lamar common stock for which dissenters rights have been asserted) is less than 30% of the total outstanding shares of Lamar common stock, then the amount of preferred stock given to each Lamar shareholder electing to receive Preferred Stock consideration will be reduced so that the amount of cash consideration being paid is as nearly equal as possible to 30%. All reductions will be proportional.

          Any dissenters to the Merger who meet the statutory requirements, will have the right under Mississippi law to receive payment of the fair cash value of their shares from Lamar.

     2.   Fractional Shares. No fractional shares of Hancock Series A Preferred
          ------------------
          Stock will be issued in the Merger. Any shareholder otherwise entitled to receive a fractional share of Hancock Series A Preferred Stock will be paid a cash amount in lieu of any such fractional share determined by multiplying (i) $11.00 by (ii) the fraction of a share of Hancock Series A Preferred Stock to which such holder would otherwise be entitled.

     3.   Effects of the Merger.  After the Merger, Hancock will continue both
          ----------------------
          its and Lamar's historical business in a substantially unchanged manner.

                                 III.  OPINION

     In reliance upon the foregoing facts and the representations of the parties to the Merger transaction, and based upon our review of such documents and consideration of such legal matters as we have deemed relevant and sufficient to enable us to render an informed opinion, we are of the opinion that the federal income tax consequences of the proposed Merger will be as follows:

     1. Provided the proposed merger of Lamar with and into Hancock qualifies as a statutory merger under applicable state or federal law, the acquisition by Hancock of all of the assets of Lamar in exchange for the Hancock Series A Preferred Stock and the assumption of liabilities of Lamar will constitute a reorganization within the meaning of Code section 368(a)(1)(A)./1/ Hancock and Lamar will each be "a party to a reorganization" within the meaning of section 368(b) of the Code.

___________________

     /1/ Unless otherwise noted, hereafter all section references are to the Code.

     2. No gain or loss will be recognized to Lamar on the transfer of all of its assets to Hancock in exchange for the Hancock Series A Preferred Stock (all of which will be distributed to the Lamar shareholders), and the assumption by Hancock of the liabilities of Lamar and the liabilities to which the transferred assets are subject (Code sections 361(b)(1)(A) and 357(a)).

     3. No gain or loss will be recognized to Hancock upon the receipt by Hancock of all of the assets of Lamar in exchange for the Hancock Series A Preferred Stock paid to the Lamar shareholders and the assumption by Hancock of the liabilities of Lamar and the liabilities to which the transferred assets are subject (Rev. Rul 57-278, 1957-1 C.B. 124).

     4. The basis of the assets of Lamar in the hands of Hancock will be, in each instance, the same as the basis of those assets in the hands of Lamar immediately prior to the Merger (Code section 362(b)).

     5. The holding period of Lamar's assets in the hands of Hancock will, in each instance, include the period during which such assets were held by Lamar (Code section 1223(2)).

     6. No gain or loss will be recognized by any shareholders of Lamar who receive solely Hancock Series A Preferred Stock (including fractional share interests to which they may be entitled) solely in exchange for their Lamar Common Stock (Code section 354(a)(1)). However, any Lamar shareholders who receive Hancock Series A Preferred Stock and cash in exchange for their Lamar Common Stock will recognize gain, if any, but not in excess, in each instance, of the sum of such cash received (Code section 356(a)(1)). Any gain recognized by a shareholder of Lamar will be characterized as a capital gain if the Lamar stock is a capital asset in the hands of such shareholder and the receipt of the cash does not have "the effect of the distribution of a dividend" within the meaning of section 356 (a)(2) of the Code as interpreted by the United States Supreme Court in Commissioner v. Clark, 489 U.S. 726
          (1989). Pursuant to Clark, it will be assumed that Hancock issued all stock to each of the Lamar shareholders and then Hancock redeemed a portion of such stock for the amount of cash that was actually issued. If that hypothetical redemption satisfies any of the tests of section 302(b) of the Code, the hypothetical redemption will be treated as an exchange. Otherwise, the receipt of the cash will be treated as a dividend under section 356(a)(2) of the Code. In the present case, it is expected that the Lamar shareholders will be able to satisfy one or more of the tests of section 302(b) of the Code, thus resulting in capital gains treatment. However, the application of such provisions is dependent upon each shareholders' facts and circumstances and is affected by the attribution rules of section 318 of the Code. Consequently, shareholders should seek independent tax advice as to the tax effect of the Merger, including the receipt of the cash, to them. No loss will be recognized pursuant to Code section 356(c).

     7. Hancock Series A Preferred Stock received in exchange for Lamar Common Stock will be "Code Section 306 Stock" to the extent the Lamar Stock in the hands of the Lamar shareholder was Code section 306 stock, or to the extent the cash received in lieu of the Hancock Series A Preferred Stock would have been a dividend if the Lamar shareholder had elected to receive cash. As stated in paragraph 6 above, it is expected that the Lamar shareholders will be able to satisfy one or more of the tests of Code Section 302(b), thus avoiding dividend treatment, with the result that the Hancock Series A Preferred Stock will only be Code Section 306 stock if the Lamar Common Stock was Code
          Section 306 Stock in the hands of the Lamar shareholder. However, the application of such provisions is dependent upon each shareholders' facts and circumstances and is affected by the attribution rules of section 318 of the Code. Consequently, shareholders should seek independent tax advice as to the Code section 306 effect of the Merger, including the receipt of the cash, to them. No loss will be recognized pursuant to Code section 356(c).

     8. The basis of the Hancock Series A Preferred Stock to be received by the Lamar shareholders (including any fractional share interests to which they may be entitled) will be, in each instance, the same as the basis of the Lamar Common Stock surrendered in exchange therefor, decreased by the amount of cash received, and increased by (i) the amount that is treated as a dividend, and (ii) any gain recognized on the exchange (not including any portion of the gain that is treated as a dividend) (Code section 358(a)(1)).

     9. The holding period of the Hancock Series A Preferred Stock to be received by the Lamar shareholders (including any fractional share interests to which they may be entitled) will include, in each case, the period during which the Lamar Common Stock surrendered in exchange therefor was held, provided that the Lamar Common Stock is held as a capital asset in the hands of the Lamar shareholder on the date of the Merger (Code section 1223(1)).

     10. The payment of cash to Lamar shareholders in lieu of fractional shares of Hancock Series A Preferred Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the reorganization exchange and then redeemed by Hancock. The cash payments will be treated as having been received as distributions in redemption of such stock, subject to the provisions and limitations of section 302 of the Code (Rev. Rul. 66-365, 1966-2 C.B. 116; Rev. Proc. 77-41, 1977-2 C.B. 574).

     We have qualified our opinions by reference to the Code, the Treasury Regulations promulgated thereunder, and existing judicial and administrative interpretations thereof. In so opining, we have relied upon the foregoing facts and representations and have reviewed such documents and have considered such legal matters as we have deemed relevant and sufficient to enable us to render an informed opinion. We have also relied, to some extent, on the oral representations and statements of representatives of the parties with respect to the foregoing factual determinations. While we have not been requested nor have we undertaken to make independent investigations to verify such representations and statements (including those set forth in the exhibits to this opinion), based upon our discussions with representatives of the parties and our limited review of certain background material, we believe that it is reasonable for us to rely on such representations and statements.

     Our opinion is limited to the specific federal income tax opinions expressed above, and no other opinions are intended nor should they be inferred. An opinion of counsel has no binding effect upon the Service and no assurances can be given that the conclusions reached in any opinion will not be contested by the Service, or if contested, will be sustained by a court.

     The opinions we have expressed above are based on the facts and representations outlined herein being correct in all material respects as of the dates indicated or at the time of the proposed transactions, as the case may be. In the event that one or more of the facts or representations are incorrect for any such time, our opinion would likely be substantially different than that expressed above. Moreover, by rendering this opinion, we do not obligate ourselves to update our opinion due to subsequent events which may arise after this date. We note that the certificates attached hereto as Exhibits "A" and "B" are an integral part of this opinion letter.

     The opinion expressed herein is for the sole benefit of Hancock and Lamar, together with their respective shareholders, and is not to be delivered to or relied upon by any other party without our prior written consent (except that we have consented to the use of this opinion in the Form S-4, as amended, as filed with the SEC in connection with the Merger).

                                           Very truly yours,

                                           WATKINS LUDLAM WINTER & STENNIS, P.A.

                    CERTIFICATE OF HANCOCK HOLDING COMPANY
                        RELATING TO SECTION 368 OPINION


     This Certificate has been requested by the law firm of Watkins Ludlam & Stennis, P.A. in connection with the rendering of its opinion as to certain federal income tax consequences relating to the merger of Lamar Capital Corporation ("Lamar") with and into Hancock Holding Company ("Hancock") (the "Merger") as such transaction is described in that certain Agreement and Plan of Merger By and Between Lamar and Hancock dated as of February 21, 2001 (the "Merger Agreement"). Watkins Ludlam Winter & Stennis, P.A. will rely on the representations stated hereinafter, as well as on other facts, assumptions, and representations described in its opinion letter dated May 24, 2001 (the "WL&S Tax Opinion") in opining on the federal income tax issues stated therein. Accordingly, this Certificate is an integral part of the WL&S Tax Opinion. Unless otherwise noted, all defined or capitalized terms used in this Certificate have the same meaning ascribed to such terms in the Merger Agreement or in the WL&S Tax Opinion.

     The following representations are being made in connection with the Merger:

1. The Merger will be consummated in compliance with the material terms of the Agreement and the Merger Agreement, and, except as described in Exhibit ___, none of the material terms and conditions therein have been waived or modified and neither Hancock nor Lamar has any plan or intention to waive or modify further any such material condition.

2. The exchange of Lamar Common Stock for Hancock Series A Preferred Stock and/or other consideration in the Merger was negotiated through arm's length bargaining. Accordingly, the fair market value of the Hancock Series A Preferred Stock and/or other consideration received by each Lamar shareholder will be approximately equal to the fair market value of the Lamar Common Stock surrendered in the exchange.

3. No liabilities of any person other than Lamar will be assumed by Hancock in the Merger, and none of the shares of Lamar Common Stock to be surrendered in exchange for shares of Hancock Series A Preferred Stock and/or other consideration in the Merger will be subject to any liabilities.

4. Hancock, Lamar, and the shareholders of Lamar will pay their respective expenses, if any, incurred in connection with the transaction.

5. There is no intercorporate indebtedness existing between Lamar and Hancock that was issued, acquired, or will be settled at a discount.

6.   Hancock is not an investment company as defined in Section 368(a)(2)(F)
     (iii) and (iv) of the Code.

7. On the date of the Merger, the fair market value of the assets of Lamar transferred to Hancock will equal or exceed the sum of the liabilities assumed by Hancock plus the amount of liabilities, if any, to which the transferred assets are subject.

8. None of the compensation received by any shareholder-employees of Lamar will be separate consideration for, or allocable to, any of their shares of Lamar Common Stock; none of the shares of Hancock Series A Preferred Stock received by any such shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arms length for similar services.

9. Hancock has no plan or intention to reacquire any of its stock issued in this transaction.

10. Hancock has no plan or intention to sell or otherwise dispose of any of the assets of Lamar acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Internal Revenue Code.

11. Following the Effective Date, Hancock will continue the historic business of Lamar or use a significant portion of Lamar's historic business assets in a business.

12. The payment of cash in lieu of fractional shares of Hancock Series A Preferred Stock is solely for the purpose of avoiding expense and inconvenience to Hancock of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the shareholders of Lamar instead of issuing fractional shares of Hancock stock will not exceed one percent (1%) of the total consideration that will be issued in the transaction to the shareholders of Lamar in exchange for their shares of Lamar Common Stock. The fractional share interest of each Lamar shareholder will be aggregated and no Lamar shareholder will receive cash in an amount equal to or greater than the value of one full share of Hancock Series A Preferred Stock.

13. Hancock will acquire at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Lamar immediately prior to the Merger. For purposes of this representation, amounts paid by Lamar to dissenters, amounts used by Lamar to pay its reorganization expenses, amounts paid by Lamar to shareholders who receive cash or other property, and all redemptions and distributions (except for regular, normal dividends) made by Lamar immediately preceding the transfer will be included as assets of Lamar held immediately prior to the Merger.

14. No holder of any shares of Hancock Series A Preferred Stock shall have the right to require Hancock or any related person to redeem or purchase such stock. Neither Hancock nor any related person shall be required to redeem or purchase any shares of Hancock Series A Preferred Stock. Neither Hancock nor any related person shall have the right to redeem or purchase any shares of Hancock Series A Preferred Stock. The dividend rate on the Hancock

     Series A Preferred Stock shall not vary in whole or in part (directly or indirectly) with reference to interest rates, commodity prices, or other similar indices.

15. Hancock does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any stock of Lamar.

     Each of the undersigned parties to the Merger Agreement hereby certifies that the officer of the corporation executing this Certificate has knowledge of the pertinent information set forth herein and that he has examined the foregoing representations and, to the best of such officer's knowledge and belief, the representations made are true, complete and correct as of the date, May 24, 2001, of this Certificate, and each further certifies that he is duly authorized and empowered to execute and deliver this Certificate.


                                          HANCOCK HOLDING COMPANY


                                          By:___________________________________
                                             Title:_____________________________

                   CERTIFICATE OF LAMAR CAPITAL CORPORATION
                        RELATING TO SECTION 368 OPINION


     This Certificate has been requested by the law firm of Watkins Ludlam & Stennis, P.A. in connection with the rendering of its opinion as to certain federal income tax consequences relating to the merger of Lamar Capital Corporation ("Lamar") with and into Hancock Capital Corporation ("Hancock") (the "Merger") as such transaction is described in that certain Agreement and Plan of Merger By and Between Lamar and Hancock dated as of February 21, 2001 (the "Merger Agreement"). Watkins Ludlam & Stennis, P.A. will rely on the representations stated hereinafter, as well as on other facts, assumptions, and representations described in its opinion letter dated ____________, 2001 (the "WL&S Tax Opinion") in opining on the federal income tax issues stated therein. Accordingly, this Certificate is an integral part of the WL&S Tax Opinion. Unless otherwise noted, all defined or capitalized terms used in this Certificate have the same meaning ascribed to such terms in the Merger Agreement or in the WL&S Tax Opinion.

     The following representations are being made in connection with the Merger:

1. The Merger will be consummated in compliance with the material terms of the Agreement and the Merger Agreement, and, except as described in Exhibit ___, none of the material terms and conditions therein have been waived or modified and neither Hancock nor Lamar has any plan or intention to waive or modify further any such material condition.

2. The exchange of Lamar Common Stock for Hancock Series A Preferred Stock and/or other consideration in the Merger was negotiated through arm's length bargaining. Accordingly, the fair market value of the Hancock Series A Preferred Stock and/or other consideration received by each Lamar shareholder will be approximately equal to the fair market value of the Lamar Common Stock surrendered in the exchange.

3. There is no plan or intention by the shareholders of Lamar who own one percent (1%) or more of the Lamar Common Stock, and to the best of the knowledge of management of Lamar, there is no plan or intention on the part of the remaining shareholders of Lamar, to sell, exchange, or otherwise dispose of a number of shares of Hancock Series A Preferred Stock received in the Merger that would reduce the Lamar shareholders' ownership of Hancock Series A Preferred Stock to a number of shares having a value, as of the date of the Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding stock of Lamar as of the same date. For purposes of this representation, shares of Lamar Common Stock exchanged for cash in lieu of fractional shares of Hancock Series A Preferred Stock, exchanged for cash or other property, or surrendered by dissenters will be treated as outstanding shares of Lamar Common Stock on the date of the Merger. Moreover, shares of Lamar Common Stock and shares of Hancock Series A Preferred Stock held by Lamar shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this representation.

4. No liabilities of any person other than Lamar will be assumed by Hancock in the Merger, and none of the shares of Lamar Common Stock to be surrendered in exchange for shares of Hancock Series A Preferred Stock and/or other consideration in the Merger will be subject to any liabilities.

5. The liabilities of Lamar assumed by Hancock and the liabilities, if any, to which the transferred assets of Lamar are subject, were incurred by Lamar in the ordinary course of its business.

6. The assumption by Hancock of the liabilities of Lamar pursuant to the Merger is for a bona fide business purpose and the principal purpose of such assumption is not the avoidance of federal income tax on the transfer of assets of Lamar to Hancock pursuant to the Merger.

7. Lamar and the shareholders of Lamar will pay their respective expenses, if any, incurred in connection with the Merger (subject to representation 11 below).

8. There is no intercorporate indebtedness existing between Hancock and Lamar that was issued, acquired, or will be settled at a discount.

9. Lamar is not an investment company as defined in Code section 368(a)(2)(F)(iii) and (iv).

10. Lamar is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

11. The fair market value of the assets of Lamar transferred to Hancock will equal or exceed the sum of the liabilities assumed by Hancock, plus the amount of the liabilities, if any, to which the transferred assets are subject.

12. None of the compensation received by any shareholder-employee of Lamar pursuant to any employment, consulting or similar arrangement is or will be separate consideration for, or allocable to, any of his shares of Lamar Common Stock; none of the shares of Hancock Series A Preferred Stock received by any shareholder-employee of Lamar pursuant to the Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee of Lamar pursuant to any employment, consulting or similar arrangement is or will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

13. Lamar operates at least one significant historic business line, namely, financial services, and owns at least a significant portion of its historic business assets within the meaning of Treasury Regulation Section 1.368-1(d).

14. Lamar will distribute the stock and other property it receives in the Merger, and its other properties, in pursuance of the Agreement and Plan of Merger.

15. The information in the "Background Facts Concerning Corporate Parties" relative to Lamar as set forth in Part I of the WL&S Tax Opinion is true and accurate as of the date of this Certificate.

     Lamar hereby certifies that the officer of the corporation executing this Certificate has knowledge of the pertinent information set forth herein and that he has examined the foregoing representations and, to the best of such officer's knowledge and belief, the representations made are true, complete and correct as of the date, May 24, 2001, of this Certificate, and he further certifies that he is duly authorized and empowered to execute and deliver this Certificate.


                                         LAMAR CAPITAL CORPORATION


                                         By:____________________________________
                                            Title:______________________________